Exhibit 99.1

MEDIA CONTACT:        Bill Berry, Berry & Co.: 212-253-8881

IMMTECH ANNOUNCES APPOINTMENT OF VIRCHOW KRAUSE
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

New York, New York, January 20, 2009 — Immtech Pharmaceuticals, Inc. (NYSE Alternext US: IMM.BC) today announced that the Company has appointed Virchow, Krause & Company, LLP as its independent registered public accounting firm, effective immediately. The decision to change the Company’s independent registered public accounting firm was approved by the Company’s board of directors. The appointment will result in cost savings for Immtech.

Virchow Krause is the nation’s 17th largest certified public accounting firm in the United States according to the 2008 Public Accounting Report’s “Top 100.”

About Immtech Pharmaceuticals, Inc.

Immtech Pharmaceuticals, Inc. and subsidiaries (a development stage enterprise) is focused on global opportunities in the healthcare sector and opportunities in China. Immtech aims to leverage its established expertise and other assets in both new drug sales and enhanced healthcare-related services, including research and information-providing services, for developed and developing countries. For additional information, please visit the Company’s website at http://www.immtechpharma.com.

“Safe Harbor” Statement under the Private Securities Reform Act of 1995: Statements in this press release regarding Immtech Pharmaceuticals, Inc.’s business which are not historical facts, are “forward-looking statements” that involve risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Immtech’s annual report on Form 10-K for the year ended March 31, 2008 filed on June 18, 2008, and in its other SEC filings and include, but are not limited to: (i) conditions in the credit markets and the general economy; (ii) Immtech’s ability to obtain additional funds; (iii) Immtech’s ability to manage its remaining resources; (iv) Immtech’s ability to continue as a going concern; (v) Immtech’s ability to retain key personnel; (vi) the ability of Immtech’s scientists and collaborators to discover new compounds; (vii) the availability of additional research grants; (viii) Immtech’s ability to obtain regulatory approval of its drug candidates; (ix) the success of Immtech’s clinical trials; (x) dependence upon and contractual relationship with partners; (xi) Immtech’s ability to protect its intellectual property; and (xii) competition and alternative technologies.

In addition, Immtech does not undertake any obligation, and specifically disclaims any obligation to publicly update or revise forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.